Exhibit 99.1

Innovative Industrial Properties Announces Closing of Initial Investment into IQHQ

Transaction Expected to Generate Significant Earnings Accretion for IIP Shareholders

SAN DIEGO, CA – October 1, 2025 – Innovative Industrial Properties, Inc. (NYSE: IIPR) (“IIP” or the “Company”), announced today that it has closed its initial investment into IQHQ, Inc. (“IQHQ”), a premier life science real estate platform. The initial investment totaled $105 million and was comprised of a $100 million investment into a revolving credit facility with the remainder invested in shares of preferred stock of IQHQ. The initial investment was funded through cash on hand and draws from the Company’s revolving credit facility. Pro forma for this investment, the Company’s remaining IQHQ commitments total up to $165 million of preferred stock, which is expected to be funded in multiple tranches between the fourth quarter of 2025 and the second quarter of 2027.

“IIPR is pleased to continue to deploy capital in a highly accretive way for the benefit of shareholders. This is our first investment outside of the cannabis industry providing diversification to our current portfolio of over $2 billion of real estate,” said Alan Gold, Executive Chairman of IIP. “We look forward to continuing to capitalize on the attractive, long-term strength of the life science industry and maximizing our returns on our existing portfolio.”

In addition, the Company is pleased to announce it has received a commitment from a federally regulated commercial bank for a three-year, $100 million secured revolving credit facility (the “Secured Revolving Credit Facility”). The Secured Revolving Credit Facility is priced at one-month SOFR + 200 basis points (6.1% based on rates as of September 30, 2025) that is secured by the Company’s IQHQ investment. The closing of the Secured Revolving Credit Facility remains subject to the negotiation and execution of definitive documentation and customary closing conditions, and is expected to close in the fourth quarter of 2025.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a real estate investment trust (REIT) focused on the acquisition, ownership and management of specialized industrial properties and life science real estate. Additional information is available at www.innovativeindustrialproperties.com.

This press release contains statements that IIP believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts are forward-looking statements. When used in this press release, words such as IIP “expects,” “intends,” “plans,” “estimates,” “anticipates,” “believes” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements, and they include, but are not limited to, statements regarding the IIP’s future investments in IQHQ and the timing and funding of such investments and the expected closing of IIP’s Secured Revolving Credit Facility and the terms thereof. These forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Factors that could cause results to differ from those projected or assumed in any forward-looking statement include, but are not limited to, the risk factors discussed in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2024, as updated by the Company’s subsequent reports filed with the Securities and Exchange Commission. Investors should not place undue reliance upon forward-looking statements. IIP disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

David Smith

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332